                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                             CMS Energy Corporation
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               [CMS ENERGY LOGO]

                             CMS ENERGY CORPORATION
               CALL AND NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2001

To the Shareholders of CMS Energy Corporation:

    The annual meeting of shareholders of CMS Energy Corporation will be held on Friday, the 25th day of May 2001, at 10:30 A.M., Eastern Daylight Saving Time, at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan 48124 for the following purposes:

    (1) Electing a Board of Directors of 10 members;

    (2) Ratifying the appointment of Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS Energy Corporation for the year ending December 31, 2001; and

    (3) Transacting such other business as may properly come before the meeting.

    The annual report to the shareholders for the year 2000, including financial statements, has been furnished to you.

    The Board of Directors has fixed March 30, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. All shareholders are cordially invited to attend the annual meeting and will be entitled to vote on all matters that come before the meeting. The Board of Directors requests that you vote by means of touch tone telephone, the Internet, or by signing and returning the enclosed proxy. The enclosed envelope requires no postage if mailed in the United States.

                                         Thomas A. McNish
                                         Secretary

CMS Energy Corporation
Fairlane Plaza South
Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
April 20, 2001

                                PROXY STATEMENT
                            ------------------------

                                  INTRODUCTION

    The Board of Directors solicits your proxy for use at this year's annual meeting. The shares represented by your proxy will be voted as you direct if the proxy is returned prior to the meeting. You may revoke your proxy at any time before it is exercised.

    CMS Energy Corporation's ("CMS") outstanding Common Stock ($.01 par value) consists of a total of 131,418,098 shares. Each outstanding share is entitled to one vote on all matters which may come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

    CMS has received a copy of Schedule 13G filed with the Securities and Exchange Commission (SEC) by Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts, 02109. This schedule indicates that holdings of 15,692,421 shares, representing 11.9% of the outstanding common stock of CMS, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. CMS has also received a copy of Schedule 13G filed with the SEC by Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts, 02109. This schedule indicates that holdings of 6,528,800 shares, representing 5.0% of the outstanding common stock of CMS, were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of management, no other person or entity currently owns beneficially more than 5% of any class of CMS' outstanding voting securities.

    The determination of approval of corporate action by the shareholders is based on votes "for" and "against". Abstentions and broker non-votes are not counted as "against" votes but are counted in the determination of a quorum.

                      NOMINEES FOR ELECTION AS MEMBERS OF
                             THE BOARD OF DIRECTORS

    The nominees for directors of CMS and Consumers Energy Company ("Consumers") will hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder withholds authority to vote for the election of directors as provided in the proxy, the returned proxy will be voted for the listed nominees. The Board of Directors has no reason to believe that the persons named will not be available but in the event any nominee is unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. All of the nominees are presently serving as directors.


                          WILLIAM T. MCCORMICK, JR., 56, has served as Chairman of the
WILLIAM T. MCCORMICK, JR. Board and Chief Executive Officer of CMS since it was
[PHOTO]                   incorporated in 1987, as Chairman of the Board of Consumers since 1985, and as President of both since December 2000. He is a director of Bank One Corporation, Rockwell
                          International Corporation, and Schlumberger Ltd. He has been a director of CMS since 1987 and of Consumers since 1985.

                          JOHN M. DEUTCH, 62, has served since 1992 as Institute
JOHN M. DEUTCH [PHOTO]    Professor of Massachusetts Institute of Technology (MIT),
                          Cambridge, Massachusetts. On leave from MIT, he served as
                          Director of Central Intelligence from 1995 through 1996, as
                          U.S. Deputy Secretary of Defense from 1994 to 1995, and as
                          Undersecretary of the U.S. Department of Defense from 1993 to 1994. He is a director of ARIAD Pharmaceuticals, Inc.,
                          Citigroup, Inc., Cummins Engine Company, Inc., Raytheon
                          Company, and Schlumberger Ltd. He has been a director of CMS and of Consumers since 1997. He had previously served as a director of CMS and of Consumers from 1986 to 1993, when he resigned following his confirmation as Undersecretary of
                          Defense.

                          JAMES J. DUDERSTADT, 58, has been President Emeritus and
JAMES J. DUDERSTADT       University Professor of Science and Engineering at the
[PHOTO]                   University of Michigan, Ann Arbor, Michigan, since 1996. He served as the President of the University of Michigan from
                          1988 to 1996. He is a director of Unisys Corporation, serves on the Executive Council of the National Academy of
                          Engineering, and chairs the Nuclear Energy Research Advisory
                          Committee of the U.S. Department of Energy. He has been a
                          director of CMS and of Consumers since 1993.

                          KATHLEEN R. FLAHERTY, 49, has served since 1999 as President
KATHLEEN R. FLAHERTY      and Chief Operating Officer of WinStar International, a
[PHOTO]                   provider of global broadband services. Previously, she
                          served from 1998 to 1999 as President and Chief Operating
                          Officer of WinStar Communications, Europe, from 1997 to 1998 as Senior Vice President, Product Architecture for MCI
                          Communications Corporation, and from 1995 to 1997 as
                          National Business Marketing Director for British Telecom.
                          She has been a director of CMS and of Consumers since 1995.


                          EARL D. HOLTON, 67, has served since 1999 as Vice Chairman
EARL D. HOLTON [PHOTO]    of Meijer, Inc., a Grand Rapids, Michigan based operator of food and general merchandise centers. He is also Chairman of the Board of Steelcase, Inc. Previously, he served from 1980 to 1999 as President of Meijer, Inc. He is a director of
                          Meijer, Inc. and Steelcase, Inc. He has been a director of
                          CMS and of Consumers since 1989.

                          WILLIAM U. PARFET, 54, has served since 1999 as Chairman and
WILLIAM U. PARFET [PHOTO] Chief Executive Officer of MPI Research, Inc., Mattawan,
                          Michigan, a research laboratory conducting risk assessment toxicology studies. Previously, he served from 1995 to 1999 as Co-Chairman of MPI Research, and from 1993 to 1996 as
                          President and Chief Executive Officer of Richard-Allan
                          Medical Industries. He is a director of Pharmacia
                          Corporation, Stryker Corporation, Sybron International
                          Corporation, and Monsanto Company. He is also a Commissioner of the Michigan Department of Natural Resources. He has been a director of CMS and of Consumers since 1991.

                          PERCY A. PIERRE, 62, has served since 1990 as Professor of
PERCY A. PIERRE [PHOTO]   Electrical Engineering, Michigan State University, East
                          Lansing, Michigan. He also served as Vice President for
                          Research and Graduate Studies at Michigan State University
                          from 1990 to 1995. Dr. Pierre is a former Assistant
                          Secretary of the Army for Research, Development and
                          Acquisition. He is also a former President of Prairie View
                          A&M University. He is a director of Old Kent Financial
                          Corporation and the Whitman Education Group. He also serves as a member of the Boards of Trustees for the University of
                          Notre Dame and Hampshire College. He has been a director of
                          CMS and of Consumers since 1990.

                          KENNETH L. WAY, 61, has served since 1988 as Chairman of the
KEN L. WAY [PHOTO]        Board of Lear Corporation, a Southfield, Michigan based
                          supplier of automotive interior systems to the automotive
                          industry. In addition, he served from 1988 to October 1,
                          2000 as Chief Executive Officer of Lear Corporation. He is a
                          director of Comerica, Inc. and WESCO International, Inc. He also serves as a member of the Boards of Trustees for
                          Kettering University and the Henry Ford Health Systems. He
                          has been a director of CMS and of Consumers since 1998.


                          KENNETH WHIPPLE, 66, served from 1988 until his retirement
KENNETH WHIPPLE [PHOTO]   in 1999 as Executive Vice President of Ford Motor Company,
                          Dearborn, Michigan, a world-wide automotive manufacturer,
                          and President of the Ford Financial Services Group. In
                          addition, he served from 1997 to 1998 as Chairman and Chief
                          Executive Officer of Ford Motor Credit Company. He had
                          previously served as Chairman and Chief Executive Officer of
                          Ford of Europe, Inc. from 1986 to 1988. He is a director of
                          Galileo International, Inc. and a trustee of 13 J.P. Morgan
                          & Chase Co. mutual funds. He has been a director of CMS and of Consumers since 1993.

                          JOHN B. YASINSKY, 61, served from 1999 until his retirement
JOHN B. YASINSKY [PHOTO]  on December 1, 2000 as Chairman of the Board and Chief
                          Executive Officer and continued as Chairman until February
                          2001 of OMNOVA Solutions Inc., Fairlawn, Ohio, a developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. Previously, he served from
                          1995 to 1999 as Chairman, Chief Executive Officer and
                          President of GenCorp. He is a director of A. Schulman, Inc.
                          He has been a director of CMS and of Consumers since 1994.

                         MANAGEMENT SECURITY OWNERSHIP

    The following chart sets forth the ownership of CMS' Common Stock by the directors and executive officers:

                                                  Shares
                  Name                      Beneficially Owned*
                  ----                      -------------------
William T. McCormick, Jr................           245,100
John M. Deutch..........................             9,600
James J. Duderstadt.....................             4,553
Kathleen R. Flaherty....................             5,195
Earl D. Holton..........................            15,958
William U. Parfet.......................            13,200
Percy A. Pierre.........................             5,615
Kenneth L. Way..........................            12,505
Kenneth Whipple.........................             5,904
John B. Yasinsky........................             9,672
David W. Joos...........................            64,340
Alan M. Wright..........................            33,930
William J. Haener.......................            58,122
Tamela W. Pallas........................            22,028
Victor J. Fryling.......................           121,999
All Directors and Executive Officers....         1,075,605

    * In addition to the shares shown above, Mr. McCormick, Mr. Joos, Mr. Wright, Mr. Haener, Ms. Pallas, Mr. Fryling, and all other executive officers own options to acquire 549,000; 108,000; 90,000; 112,000; 65,000; 322,000; and
757,355 shares, respectively.

    Shares shown as beneficially owned include (1) shares to which a person has or shares voting power and/or investment power, and (2) the number of shares and share equivalents represented by interests in the Employees' Savings and Incentive Plan, the Deferred Salary Savings Plan, the Performance Incentive Stock Plan, and the Directors' Deferred Compensation Plan as of December 31, 2000. The directors each own 10 shares of Preferred Stock of Consumers. No other executive officer owns shares of Consumers Preferred Stock. The directors and executive officers together own less than 1% of the outstanding shares of CMS.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Federal securities laws require CMS' directors and executive officers, and persons who own more than 10% of CMS' Common Stock, to file with the SEC reports of ownership and changes in ownership of any securities or derivative securities of CMS. To CMS' knowledge, during the year ended December 31, 2000, CMS' officers and directors made all required Section 16(a) filings on a timely basis except Rodney E. Boulanger, President and CEO of CMS Generation, who reported on March 2, 2001 purchases of CMS common stock made in February 1997 (75 shares) and September 1999 (170 shares) by his daughter and in August 1999 (300 shares) by his wife.

            BOARDS OF DIRECTORS AND COMMITTEES OF CMS AND CONSUMERS

    The Board of Directors of CMS met 9 times and Consumers' Board of Directors met 8 times during 2000. All incumbent directors attended more than 75% of the board and assigned committee meetings during 2000.

                                AUDIT COMMITTEES

    Members: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt,
             Percy A. Pierre, and John B. Yasinsky.

    Meetings during 2000: CMS 3 - Consumers 3

    These committees meet with representatives of the independent public accountants from time to time during the year and after the completion of the annual audit of CMS' and Consumers' financial statements to review and discuss this audit, internal controls and other appropriate matters; review the activities of the Internal Audit Department; review the relationship of CMS' and Consumers' independent public accountants with CMS and Consumers insofar as they perform nonaudit services; review and recommend to the Boards of Directors the appointment of independent public accountants; and report to the Board of Directors with respect to the committees' recommendations. The Board of Directors has adopted a written charter for the audit committee. The charter is included as an appendix to this proxy statement.

                             NOMINATING COMMITTEES

    Members: John M. Deutch (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Percy A. Pierre, Kenneth L. Way, and Kenneth Whipple.

    Meetings during 2000: CMS 2 - Consumers 2

    These committees conduct a continuing study of the size, structure, composition and compensation of the Boards; seek out possible candidates to fill Board positions; aid in attracting qualified candidates to the Boards; recommend annually, prior to the solicitation of proxies, a slate of qualified candidates for election to the Boards at the annual meeting and, in case of any vacancies on the Boards, candidates to fill those vacancies; review periodically and recommend to the Boards of Directors modifications, as appropriate, to the director tenure policy; and determine from time to time criteria for selection and retention of Board members. The committees consider shareholders' recommendations of nominees for election to the Boards of Directors. The recommendations must be accompanied by the consent of each of the recommended nominees to act as a director. Shareholders should send their written recommendations of nominees to: Mr. Thomas A. McNish, Vice President and Secretary, CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                    ORGANIZATION AND COMPENSATION COMMITTEES

    Members: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth
             L. Way, Kenneth Whipple, and John B. Yasinsky.

    Meetings during 2000: CMS 3 - Consumers 3

    These committees review the executive organization of CMS and of Consumers from time to time; review from time to time the salaries and other compensation of all the officers of CMS and of Consumers; monitor the development of personnel for availability to fill key management positions as vacancies occur; establish goals annually for the Executive Incentive Compensation Plan; review and approve the incentive compensation payment schedule; administer CMS' Performance Incentive Stock Plan; and report to the Boards of Directors with respect to the committees' recommendations.

             ENVIRONMENTAL AND CORPORATE RESPONSIBILITY COMMITTEES

    Members: Percy A. Pierre (Chair), James J. Duderstadt, Kathleen R. Flaherty,
             Earl D. Holton, and John B. Yasinsky.

    Meetings during 2000: CMS 2 - Consumers 2

    These committees make recommendations to the Boards of Directors regarding significant environmental matters affecting CMS' and Consumers' operations; advise the Boards on the adoption and evaluation of policies designed to maintain CMS' and Consumers' position of corporate responsibility; review and monitor CMS' and Consumers' policies and objectives related to equal employment opportunities; review CMS' and Consumers' policies to comply with federal and state laws and regulations affecting personnel matters; and review CMS' and Consumers' policies related to contributions and support of charitable, educational and community organizations.

                              EXECUTIVE COMMITTEES

    Members: William T. McCormick, Jr. (Chair), John M. Deutch, Earl D. Holton,
             William U. Parfet, Percy A. Pierre and Kenneth Whipple.

    Meetings during 2000: CMS 0 - Consumers 0

    These committees exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards of Directors, subject to such limitations as are provided by law or by resolution of the Boards.

                         FINANCE AND PENSION COMMITTEES

    Members: Kenneth Whipple (Chair), Kathleen R. Flaherty, Earl D. Holton,
             William U. Parfet, and Kenneth L. Way.

    Meetings during 2000: CMS 2 - Consumers 2

    These committees give advice and counsel to the officers of CMS and Consumers with respect to the means for providing the funds required to carry out CMS' and Consumers' programs; review the financial policies including capitalization objectives, use of short-term financing and issuance of long-term securities; and recommend to the Boards of Directors financial policies for CMS and Consumers. In addition, the committee of Consumers reviews the investment policies for all employee benefit funds with respect to assets being managed, including adequacy of funding; reviews quarterly the investment performance of each of the investment managers for all employee benefit funds of Consumers; reports to the Board of Directors on findings regarding selection and retention of managers; and reviews the administration of the employee benefit plans.

                           COMPENSATION OF DIRECTORS

    Directors who are not officers of CMS or Consumers received in 2000 an annual retainer fee of $30,000, and $1,500 for attendance at each Board meeting and $750 for attendance at each committee meeting. Committee chairs receive $1,000 for attendance at each committee meeting. Retainer and attendance fees are set by the Boards of Directors. In 2000, all Directors who were not officers of CMS or Consumers were granted 1,000 restricted shares of Common Stock of CMS with a fair market value at time of grant of $22,375. Directors are reimbursed for expenses incurred in attending Board or committee meetings. Directors who are officers of CMS or Consumers do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Pursuant to the Directors' Deferred Compensation Plan, a Director of CMS or Consumers who is not an officer may, at any time prior to a calendar year in which a retainer and fees are to be earned, or at any time during the year prior to the month in which a retainer and fees are earned, irrevocably elect to defer payment for that year, or a portion thereof, through written notice to CMS or Consumers, of all or half of any of the retainer and fees which would otherwise be paid to the Director, to a time following the Director's retirement from the Board of Directors. Any amount deferred will either (a) accrue interest at either the prime rate or the rate for 10-year Treasury Notes (whichever is greater), (b) be treated as if it were invested as an optional cash payment in CMS' Stock Purchase Plan, or (c) be treated as if it were invested in a Standard & Poor's 500 stock index fund. Accrued amounts will be distributed in a lump sum or in five or ten annual installments in cash. Outside Directors who retire with five years of service on the Board will receive retirement payments equal to the retainer. These payments will continue for a period of time equal to their years of service on the Board. All benefits will cease at the death of the retired Director. Outside Directors are offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS and Consumers pay the premiums associated with participation by Directors. The imputed income for the life insurance coverage in 2000 was:
Messrs. Deutch, $846; Duderstadt, $621; Holton, $1,665; Parfet, $447; Pierre, $846; Whipple, $1,485; and Yasinsky, $774.

                             EXECUTIVE COMPENSATION

    The following charts contain information concerning annual and long-term compensation and awards of stock options and restricted stock under CMS' Performance Incentive Stock Plan. The charts include the Chairman of the Board and the next four most highly compensated executive officers in 2000.

                           SUMMARY COMPENSATION TABLE

                                                                              Long-Term
                                                                           Compensation(1)
                                                                       ------------------------
                                                                         Awards       Payouts
                                                     Annual            ----------    ----------
                                                  Compensation         Securities    Long-Term
                                             ----------------------    Underlying    Incentive      All Other
   Name and Principal Position       Year      Salary       Bonus       Options      Payouts(2)    Compensation
   ---------------------------       ----      ------       -----      ----------    ----------    ------------
William T. McCormick, Jr.            2000    $1,060,000    $700,000     100,000      $ 319,869       $31,800(3)
Chairman and CEO, CMS                1999     1,000,000           0     100,000        796,497        30,000(3)
and Chairman, Consumers              1998       900,000     665,000      62,000      1,093,554        27,000(3)
David W. Joos                        2000       508,333     326,510      32,000         98,233        15,250(3)
Executive Vice President             1999       465,000     319,366      32,000        227,915        13,950(3)
and COO - Electric,                  1998       430,000     269,520      18,000        301,802        12,900(3)
CMS and President and
CEO - Electric, Consumers
Alan M. Wright                       2000       417,500     249,374      28,000         98,233        12,525(3)
Executive Vice President,            1999       360,000           0      28,000        244,140        10,800(3)
Chief Financial Officer and          1998       335,000     189,220      16,000        332,770        10,050(3)
Chief Administrative Officer,
CMS and Consumers
William J. Haener                    2000       406,667     322,459      22,000         83,977        12,200(3)
Executive Vice President             1999       380,000           0      22,000        213,642        11,400(3)
and COO - Natural Gas, CMS           1998       310,000     195,250      11,000        254,461         9,300(3)
Tamela W. Pallas                     2000       345,000     230,000      15,000              0       125,350(4)
President and COO,                   1999        57,500           0      50,000              0       225,862(5)
CMS Marketing, Services              1998             0           0           0              0             0
and Trading Company
Victor J. Fryling (6)                2000       730,000     410,632      60,000        191,912        21,900(3)
                                     1999       690,000           0      60,000        481,182        20,700(3)
                                     1998       625,000     382,440      36,000        663,158        18,750(3)

(1) Aggregate non-performance based restricted stock granted prior to 2000 held as of December 31, 2000 by named officers was: Mr. Joos, 7,500 shares, with value based on market price on December 31, 2000 of $237,675; Mr. Haener, 954 shares with value based on market price on December 31, 2000 of $30,232; and Ms. Pallas, 10,000 shares with value based on market price on December 31, 2000 of $316,900. Regular dividends were paid on such restricted stock.

(2) Market value of Common Stock paid under CMS' Performance Incentive Stock Plan for three-year performance periods.

(3) Employer matching contribution to defined contribution plans.

(4) Employer matching contribution of $10,350 to defined contribution plans and award of CMS common stock with a value at time of grant of $115,000.

(5) Employer matching contribution of $862 to defined contribution plans and signing bonus of $225,000.

(6) Mr. Fryling resigned as a director and officer of CMS and Consumers effective December 22, 2000.

                            EMPLOYMENT ARRANGEMENTS

    Agreements with the executive officers named above provide for payments equal to three times annual cash compensation if there is a change of control and adverse change of responsibilities, as well as payments equal to annual cash compensation if employment is terminated by the company, other than for cause, prior to a change of control. CMS and Consumers also provide long-term disability insurance policies for all executive officers which would provide payment of up to 60% of compensation in the event of disability. Mr. Fryling will serve as an Executive Consultant and continue to receive his normal cash compensation and benefits, but no additional long term incentive awards under CMS' Performance Incentive Stock Plan, until February 1, 2003, at which time he will retire under the CMS pension plans.

                             OPTION GRANTS IN 2000

                                  Number of Securities    Percentage of Total    Exercise                   Grant Date
                                   Underlying Options     Options Granted to     Price Per    Expiration     Present
             Name                       Granted            Employees in 2000       Share         Date        Value(1)
             ----                 --------------------    -------------------    ---------    ----------    ----------
William T. McCormick, Jr. ....          100,000                  11.6             $17.00       3/23/10       $234,000
David W. Joos.................           32,000                   3.7              17.00       3/23/10         74,880
Alan M. Wright................           28,000                   3.3              17.00       3/23/10         65,520
William J. Haener.............           22,000                   2.6              17.00       3/23/10         51,480
Tamela W. Pallas..............           15,000                   1.7              17.00       3/23/10         35,100
Victor J. Fryling.............           60,000                   7.0              17.00       3/23/10        140,400

(1) The present value is based on the Black-Scholes Model, a mathematical formula used to value options traded on securities exchanges. The model utilizes a number of assumptions, including the exercise price, the underlying stock's volatility of 27.25% using weekly closing prices for a four and one half year period prior to grant date, the dividend rate of $0.365 per quarter, the term of the option, and the level of interest rates at 6.56%, equivalent to the rate of four-year Treasury Notes. However, the Model does not take into account a significant feature of options granted to employees under CMS' Plan, the non-transferability of options awarded.

        AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTIONS VALUES

                                                                     Number of Securities     Value of Unexercised
                                     Shares Acquired     Value      Underlying Unexercised    In-the-Money Options
              Name                     On Exercise      Realized     Options at Year End       at Year End(1)(2)
              ----                   ---------------    --------    ----------------------    --------------------
William T. McCormick, Jr. .......           0              $0              549,000                 $3,105,800
David W. Joos....................           0               0              108,000                    476,470
Alan M. Wright...................           0               0               90,000                    411,320
William J. Haener................           0               0              112,000                    574,850
Tamela W. Pallas.................           0               0               65,000                    220,350
Victor J. Fryling................           0               0              322,000                  1,782,840

(1) All options listed in this table are exercisable. The named officers have no unexercisable options.

(2) Based on the December 31, 2000 closing price of CMS' Common Stock as shown in the report of the NYSE Composite Transactions ($31.69).

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 2000

                                                                                  Estimated Future Payouts
                                                                                Under Non-Stock Price-Based
                                                                                     Plans (Shares)(1)
                                               Number of    Period Until    ------------------------------------
                   Name                         Shares         Payout       Threshold       Target       Maximum
                   ----                        ---------    ------------    ---------       ------       -------
William T. McCormick, Jr. .................     25,000       2-5 Years        6,250         25,000       37,500
David W. Joos..............................      8,000       2-5 Years        2,000          8,000       12,000
Alan M. Wright.............................      7,000       2-5 Years        1,750          7,000       10,500
William J. Haener..........................      5,500       2-5 Years        1,375          5,500        8,250
Tamela W. Pallas...........................      3,750       2-5 Years          938          3,750        5,625
Victor J. Fryling..........................     15,000       2-5 Years        3,750         15,000       22,500

(1) Under CMS' Performance Incentive Stock Plan, awards of restricted stock for the above officers vest at the rate of 25% per year after two years and are subject to achievement of specified levels of total shareholder return over a three-year period. The target number of shares as shown above will be earned if 100% of the targeted average 15% annual total shareholder return is achieved. The threshold number of shares will be earned on achievement of 40% of the target, and the maximum number of shares will be earned on achieving 140% of the target.

                               PENSION PLAN TABLE

    The following table shows the aggregate annual pension benefits at normal retirement date presented on a straight life annuity basis under CMS' qualified Pension Plan and non-qualified Supplemental Executive Retirement Plan (offset by a portion of Social Security benefits).

                                   Years of Service
               --------------------------------------------------------
Compensation      15         20         25          30           35
------------      --         --         --          --           --
 $  500,000    $157,500   $210,000   $247,500   $  285,000   $  322,500
    800,000     252,000    336,000    396,000      456,000      516,000
  1,100,000     346,500    462,000    544,500      627,000      709,500
  1,400,000     441,000    588,000    693,000      798,000      903,000
  1,700,000     535,500    714,000    891,500      969,000    1,096,500
  2,000,000     630,000    840,000    990,000    1,140,000    1,290,000

    Regular, straight-time salary, as shown in the Summary Compensation Table during the five years of highest earnings, is used in computing benefits under the Pension Plan. In addition, awards under the Executive Incentive Compensation Plan, as shown in the Summary Compensation Table during the five years of highest earnings, are used in computing benefits under the Supplemental Executive Retirement Plan. The estimated years of service for each named executive is: Mr. McCormick, 25.20 years; Mr. Joos, 29.33 years; Mr. Wright,
19.64 years; Mr. Haener, 14.00 years; Ms. Pallas, 2.35 years; and Mr. Fryling,
25.00 years.

                 ORGANIZATION AND COMPENSATION COMMITTEE REPORT

                            Compensation Philosophy

    CMS' executive compensation program is directed by a committee composed entirely of independent outside directors. The Committee is responsible for determining and administering executive compensation policies and plans as well as reviewing and recommending officer appointments to the Board of Directors. The Committee also has the responsibility for approving both annual compensation and awards under long-term stock ownership programs. Such programs seek to enhance the profitability of CMS and, hence, shareholder value by aligning the financial interests of CMS' officers with those of its shareholders. In doing so, the Committee relies to a large degree on incentive compensation including stock-related awards to attract and retain outstanding officers.

    Compensation for Mr. McCormick and the other executive officers consists of a base salary, which is intended to be at the competitive median of the amounts paid to senior executives with equivalent positions at other energy companies of comparable size, and substantial annual and long-term incentive compensation closely tied to CMS' success in achieving earnings, stock appreciation and other performance goals. The incentive program is also designed to be competitive with plans of other comparable energy companies and variable "at risk" compensation is intended to be above median in years when CMS meets or exceeds its performance goals, which in recent years have exceeded industry norms in terms of earnings and dividend growth.

                              Annual Compensation

    Just prior to the beginning of each fiscal year, the Committee reviews the base salary of Mr. McCormick and the other officers and approves annual salaries for them based on industry, peer group, and national surveys and judgment as to the past and expected future contributions of each individual. In the case of Mr. McCormick, such judgment also involves the Committee's assessment of his past performance and its expectation as to his future contribution in leading CMS.

    The annual incentive compensation (bonus) payment, if any, is based on CMS' success in meeting challenging earnings per share goals set by the Committee at the beginning of each year. In addition, individual performance goals are established for each executive officer for specific financial, operating and management achievements. Following the end of each year, the results on a corporate and individual basis are reviewed by the Committee to determine the appropriate awards. The Executive Incentive Compensation Plan has a threshold payout at 90% of the earnings per share goal and a maximum payout at 120% of goal. Under the Plan for 2000, because the Corporation achieved 97.3% of its earnings per share goal, the Committee granted annual incentive bonuses to officers, including those shown in the Summary Compensation Table. The Plan has a threshold payout at 90% of the earnings per share goal and a maximum payout at 120% of goal. Mr. McCormick's award was based on a standard award under the plan of 75% of his salary, adjusted to reflect the Corporation's earnings relative to goal and the Committee's judgment as to his performance for the year measured against specific, predetermined goals.

                             Long-Term Compensation

    The last element of executive compensation considered by the Committee during each year is long-term incentive awards in the form of stock options and restricted stock awards under CMS' Performance Incentive Stock Plan. The Committee believes such awards are desirable in encouraging Common Stock ownership by executives, thus linking their interests directly to that of other shareholders. Therefore, in 2000, the Committee decided to grant stock options with an exercise price equal to the market price on the date of the grant to the officers, including those shown in the above charts. Options have been granted annually, usually for approximately the same number of shares. The Committee believes grants should be made annually on a generally consistent basis. In determining grants, the Committee weighed a number of factors including prior grants and corporate performance. The Committee also awarded performance-based restricted stock which will vest at the rate of 25% per year after two years, with 100% vested after five years. However, the nominal restricted stock award will be paid only if the average annual shareholder return target of 15% is achieved for each three-year performance period. If the average annual shareholder return is less than the target, then the award will be smaller, and if the return is more than the target, then the award will be greater.

                           Compensation Deductibility

    The Committee has reviewed CMS' compensation plans and the applicability of
Section 162(m) of the Internal Revenue Code and regulations thereunder dealing with federal income tax deductibility for compensation in excess of $1 million. The Committee believes that bonus awards under the Executive Incentive Compensation Plan and awards of stock options and vesting of performance-based restricted stock under CMS' Performance Incentive Plan are considered deductible compensation under the regulations under Section 162(m), because they are based on pre-established performance goals and the plans have been approved by shareholders.

                            Compensation Consultant

    In connection with its ongoing independent review of executive compensation, the Committee has retained Hewitt Associates, a recognized compensation and benefit consultant, to assist the Committee in evaluating the appropriateness and competitiveness of its compensation policies and programs.

    Submitted by the Organization and Compensation Committee: Earl D. Holton (Chair), John M. Deutch, William U. Parfet, Kenneth L. Way, Kenneth Whipple, and John B. Yasinsky.

                             AUDIT COMMITTEE REPORT

    CMS' and Consumers' audit activities are directed by committees composed entirely of independent outside directors. The Committees are responsible for overseeing the preparation of external financial reports, the adequacy of internal audit controls, the audit process, the independence and performance of the independent accountants, and compliance with legal and regulatory requirements.

    We have reviewed and discussed with management CMS' and Consumers' audited financial statements as of and for the year ended December 31, 2000.

    We have discussed with the independent auditors, Arthur Andersen LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

    We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with Arthur Andersen LLP the auditors' independence.

    We have considered the provision of all Arthur Andersen LLP services to CMS and Consumers and the fees paid for all such services, and have concluded that all current arrangements are compatible with maintaining the independence of Arthur Andersen LLP.

    Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the financial statements referred to above be included in each company's Annual Report on Form 10-K for the year ended December 31, 2000.

    Submitted by the Audit Committee: William U. Parfet (Chair), John M. Deutch, James J. Duderstadt, Percy A. Pierre, and John B. Yasinsky.

                      INDEPENDENT ACCOUNTANT COMPENSATION

                                   Audit Fees

    The aggregate fee billed by Arthur Andersen LLP for professional services rendered for the audit of the CMS annual financial statements for the year 2000 and for the reviews of the quarterly financial statements was $1,554,000. The Consumers portion of this total was $554,000.

          Financial Information Systems Design and Implementation Fees

    The aggregate fee billed to CMS by Arthur Andersen LLP for professional services related to financial information systems design and implementation was $154,000, all of which was billed to Consumers.

                                 All Other Fees

    The aggregate fee billed to CMS by Arthur Andersen LLP in the year 2000 for services other than those discussed under "Audit Fees" and "Financial Information Systems Design and Implementation Fees" was $2,150,000. The Consumers portion of this total was $40,000.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
     AMONG CMS ENERGY CORPORATION, S&P 500 INDEX & DOW JONES UTILITY INDEX

[COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH]

                                                       CMS ENERGY                    S&P 500                DOW JONES UTILITY
                                                       ----------                    -------                -----------------
1995                                                       100                         100                         100
1996                                                       116                         123                         109
1997                                                       158                         164                         134
1998                                                       178                         211                         159
1999                                                       119                         255                         150
2000                                                       129                         232                         227

Total return assumes reinvestment of dividends.

Fiscal years ending December 31.

Assumes the value of the investment in CMS' Common Stock and each index was $100 on December 31, 1995.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to the approval of the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the financial statements of CMS for the year 2001. Arthur Andersen LLP also served as CMS' auditors for the year 2000. A representative of Arthur Andersen LLP will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

    Approval of the proposal to ratify the appointment of auditors requires the affirmative vote of a majority of the shares of Common Stock voting on the proposal.

 THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF AUDITORS

                        2002 PROXY STATEMENT INFORMATION

    A shareholder who intends to submit a proposal for consideration at the 2002 annual meeting pursuant to the applicable rules of the Securities and Exchange Commission must send the proposal to reach CMS' Corporate Secretary on or before December 25, 2001; and in any event if CMS has not received written notice of any matter to be proposed at that meeting by March 10, 2002, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Mr. Thomas A. McNish, Vice President and Secretary, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

    The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. CMS has arranged for Morrow & Co., Inc. 445 Park Avenue, New York, New York 10022, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $20,000, plus incidental expenses. CMS may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of shares of stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

    In some instances, only one annual report or proxy statement is being delivered to multiple security holders sharing an address unless the company has received contrary instructions from one or more of the shareholders. A shareholder wishing to receive a separate annual report or proxy statement can so notify the company at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting the company at Investor Services, 212 W. Michigan Ave, Jackson, MI 49201, telephone 517.788.1868.

                                    APPENDIX

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

    The Audit Committee (the Committee) is appointed by the Board of Directors to assist it in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to:

       - Oversee Management's and the independent accountant's preparation of external financial reports

       - Monitor the adequacy of internal controls

       - Oversee the audit process, including the independence and performance of the Corporation's independent accountants and Internal Audit Department

       - Monitor compliance by the Corporation with legal and regulatory requirements

    The Committee shall have the authority to call meetings at its discretion and to invite officers and employees of the Corporation and independent accountants to attend. The Committee shall have the authority to require and oversee any investigations that the Committee deems necessary to discharge its responsibilities and to employ whatever auditors, advisors, or consultants that it deems necessary to conduct such investigations. The independent accountants are ultimately accountable to the Board and the Committee; therefore, the Committee and the Board shall have the authority and responsibility to select, evaluate and, when appropriate, replace the independent accountants.

    The Committee shall have the authority to provide the proper educational programs for its members to ensure the financial and accounting expertise that is expected of each Committee member.

    The Chairman of the Committee shall be consulted before the appointment or removal of the Director of the Internal Audit Department.

II. COMPOSITION

    The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and who are financially and relationally independent of the Corporation, as defined by the New York Stock Exchange (NYSE). All members of the Committee shall have a working familiarity with basic finance and accounting practices and be able to read and understand fundamental financial statements including the Corporation's balance sheet, income statement and cash flow statement. At least one member of the Committee shall have accounting or related financial management expertise.

    The members of the Committee shall be elected by the Board at its annual organizational meeting to serve until the next organizational meeting or until their successors shall be duly elected and qualified. A Chair for the Committee shall be named by the Board.

III. MEETINGS

    The Committee shall meet at least three times annually, or more frequently as circumstances dictate. As part of its responsibility to foster open communications, the Committee shall meet at least annually with management, the

Director of the Internal Audit Department, and the independent accountants in separate private sessions to discuss any matters that the Committee or any of these groups believe should be discussed. The Committee will report its findings and conclusions at the next regularly scheduled meeting of the full Board. The Chair shall designate a person, who need not be a member, to act as secretary and to record the minutes of its proceedings which shall be kept in accordance with the Bylaws of the Corporation. The agenda of each meeting will be prepared by the secretary at the direction of the Chair and, whenever reasonably practicable, delivered to each member before the meeting.

IV. RESPONSIBILITIES AND DUTIES

    The Audit Committee shall do the following:

       A. External Financial Reporting:

          1. Oversee the Corporation's annual and quarterly financial reporting process, including the related internal accounting controls.

          2. Review the results of the annual audit of the consolidated financial statements conducted by the independent accountants and the acceptability and quality of the Corporation's accounting principles as applied in its financial reporting.

          3. Review, before publication, the Corporation's annual consolidated financial statements and related accounting policies and changes.

          4. Receive assurance of the review by the independent accountants of filings with the Securities and Exchange Commission (SEC) and other published documents containing the Corporation's financial statements to consider whether the information contained in these documents is consistent with the information contained in the annual financial statements.

          5. Before announcement or publication of the Corporation's quarterly financial report, review and discuss with Management and the independent accountants, the Corporation's quarterly financial results and the significant events, transactions and changes in accounting estimates which were considered by the independent accountants in performing their quarterly review. Such review shall include a discussion about the quality of reporting. The chairperson of the Committee may represent the entire Audit Committee for purposes of this review.

          6. Inquire of management how it accounted for business transactions, activities and exposures and whether any accounting principles were changed.

          7. Discuss with the independent accountants and management pending accounting principle changes and their impact on the Corporation, including the effect of implementation on the financial statements.

          8. Review with the Corporation's General Counsel, or any outside legal counsel the Committee may select, any legal matters that could have a material impact on the Corporation and any material inquiries or reports received from regulators or governmental agencies.

          9. Report to the Board and to the shareholders whether, based on such reviews and discussions, it recommends to the Board that the most recent year's audited financial statements be included in the Corporation's Annual Report on Form 10K to be filed with the SEC.

       B. Internal Controls:

          1. In consultation with management, the independent accountants and the Internal Audit Department, consider the integrity of the Corporation's financial reporting processes and the adequacy and effectiveness of internal controls taking into account significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.

          2. Review significant findings identified by the independent accountants and the Internal Audit Department together with management's responses to such recommendations.

          3. Review annually the results of management's program to monitor compliance with the Corporation's employee code of conduct and related corporate policies, and review, whenever necessary, significant cases of employee conflicts of interest or misconduct.

          4. Review the reports of the Corporation's Risk Policy Committee concerning the Corporation's risk management activities and compliance with the Corporation's Risk Oversight Policy.

          5. Review the annual report of the Internal Audit Department covering their review of the officers' travel and entertainment.

       C. The Audit Process:

          1. Select and recommend annually to the Board the firm of independent accountants that is to audit and report on the Corporation's consolidated financial statements.

          2. Review the annual audit plan and proposed fees of the independent accountants, review the annual audit plan of the Corporation's internal auditors, and request any additional audit work that the Committee deems necessary.

          3. Review annually the scope of activities, staffing, budget, results, and effectiveness of the Corporation's internal audit function and advise management of such changes to the internal audit function as the Committee deems necessary.

          4. Confirm the independence of the independent accountants, considering the effect on independence resulting from the nature and amounts of fees for all nonaudit services, if any, performed by the independent accountants.

          5. Ensure receipt of a formal written statement from the independent accountants regarding relationships and services which may affect their objectivity and independence and discuss any such relevant matters with the independent accountants and recommend that the full Board take action to address the auditor's independence when necessary to satisfy itself of the auditor's independence.

       D. Compliance with Legal and Regulatory Requirements:

          1. Provide periodic reports to the full Board concerning the scope and results of the work performed by the Committee.

          2. Review and reassess the Audit Committee Charter annually. Submit the charter to the Board for adoption and approval and inclusion in the proxy statement at least once every three years in accordance with SEC regulations.

          3. Review and approve required stock exchange certifications and proxy statement disclosures regarding the Committee.

          4. Annually prepare a report to shareholders as required by the SEC stating whether they have:

             - Reviewed and discussed the audited financial statements with management;

             - Discussed with the external auditors the matters required to be discussed by relevant auditing standards; and

             - Received certain disclosures from the external auditors regarding their independence.

             - Recommended to the Board, based upon the review and discussion referred to above, whether the audited financial statements should be included in the Corporation's Annual Report on Form 10K to be filed with the SEC for the last fiscal year.

          5. Cause the Corporation to annually, and at any other times when the composition of the Committee changes, to submit the "Written Affirmation Form" addressing the Committee's composition, independence and financial literacy and charter to the NYSE.

Adopted by the Board of Directors, May 26, 2000
Revised February 23, 2001

[CMS ENERGY LOGO]

                               COMMON STOCK PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints W. T. MC CORMICK, JR. and T. A. MC NISH, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Dearborn Inn, 20301 Oakwood Boulevard, Dearborn, Michigan, at 10:30 AM on May 25, 2001 and at any adjournment or adjournments thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting; all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED IN FAVOR OF THE ELECTION OF DIRECTORS AND THE RATIFICATION OF APPOINTMENT OF AUDITORS.


                                        PLEASE VOTE, SIGN AND DATE THIS PROXY ON
                                        THE REVERSE SIDE.


                                        THANK YOU FOR YOUR PROMPT RESPONSE.

                        PLEASE VOTE, SIGN AND DATE BELOW

[ ] TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK
    THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
    (No additional boxes need be marked. If additional boxes are marked, this box will take precedence.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

(1) ELECTION OF    [ ] FOR all nominees listed below (except as indicated below)
    DIRECTORS      [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

    (01) William T. McCormick, Jr., (02) John M. Deutch, (03) James J. Duderstadt, (04) Kathleen R. Flaherty, (05) Earl D. Holton,
    (06) William U. Parfet, (07) Percy A. Pierre, (08) Kenneth L. Way,
    (09) Kenneth Whipple, and (10) John B. Yasinsky.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

________________________________________________________________________________

                                                FOR    AGAINST   ABSTAIN
(2) Ratification of appointment of auditors     [ ]      [ ]       [ ]

                                                  Signed _______________________
PLEASE SIGN, DATE AND RETURN THIS PROXY.
                                                  Dated___________________, 2001